EXHIBIT 99.1

Synthesis Energy Systems Announces Batchfire Resources Secures Extension of Callide’s Boundary Hill Mining Lease

HOUSTON, Jan. 10, 2018 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES) (NASDAQ:SES), a global leader in the clean and efficient production of low-cost synthesis gas for high value energy and chemical products, welcomes the Queensland (Australia) Minister for Natural Resources, Mines and Energy’s approval of Batchfire Resources’ mining lease application through to 2043 for Callide coal mine’s Boundary Hill South Project. SES owns 11.4% of Batchfire, a privately owned Australian company that acquired the Callide thermal coal mine from Anglo American in October 2016.

The Boundary Hill South lease is the latest chapter in the sustainable development of the Callide mine that began production in 1944. Callide mine extends across 180 square kilometers and contains an estimated coal resource of more than one billion tonnes, according to Joint Ore Reserves Committee (JORC)-endorsed analysis by Batchfire. Prior to the acquisition of Callide by Batchfire, the mine’s average production was 6.5 million tonnes per annum (mtpa). Today Batchfire produces approximately 10 mtpa of saleable coal from Callide, with approximately 6.5 mtpa utilized domestically for power generation and alumina refining with the balance of production sold to Asian markets.

“Batchfire’s leadership continues to manage the Callide operation responsibly and in a way that both serves the community and creates shareholder value. Our 11.4% ownership in this large-scale operation is an important and valuable asset to SES, one which we believe will prove increasingly important to our shareholders as the operation continues to build its financial strength. Our Australian Future Energy (AFE) platform company, which created and spun-off Batchfire Resources and executed the acquisition of the Callide mine, continues to advance AFE’s current set of projects through development at an accelerating rate, to create similar new success stories,” said DeLome Fair, President and CEO of Synthesis Energy Systems, Inc.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on generating clean, high-value energy from low-cost and low-grade coal, biomass and municipal solid waste through its proprietary technology for conversion of these resources into a clean synthesis gas (syngas) and methane. SES’s proprietary technology enables the production of clean, low-cost power, industrial fuel gas, chemicals, fertilizers, transportation fuels, and substitute natural gas, replacing expensive natural gas-based energy. SES’s technology can also produce high-purity hydrogen for cleaner transportation fuels. SES enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher-grade coals, waste coals, biomass, and municipal solid waste feedstocks. SES: Growth With Blue Skies. For more information, please visit: www.synthesisenergy.com.

About Batchfire Resources Pty Ltd.
Batchfire Resources is a privately owned Australian company, based in Brisbane, Queensland that operates the Callide Coal Mine. Callide is an open-cut operation located 120km southwest of Gladstone and 20km northeast of the thriving regional township of Biloela, in Central Queensland. The mine has operated since 1944 producing low sulphur, sub-bituminous thermal coal primarily for domestic power generation and alumina refining. Under the ownership of Batchfire Resources since October 2016, the mine is continuing to meet the quality and performance benchmarks sought by its domestic customers while looking to expand export opportunities. The Callide mining tenure extends across 180 square kilometres and contains an estimated coal resource of up to 1.7 billion tonnes.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to be correct. Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

Contact:

MDC Group
Investor Relations:
David Castaneda
Arsen Mugurdumov
414.351.9758
IR@synthesisenergy.com

Media Relations:
Susan Roush
805.624.7624
PR@synthesisenergy.com